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                SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C.  20549
                             ________

                            FORM 8-A/A

         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

           Oxford Tax Exempt Fund II Limited Partnership
      ------------------------------------------------------
      (Exact Name of Registrant as Specified in its Charter)


         Maryland                               52-1394232
  -----------------------                   -------------------
  (State of Incorporation                    (I.R.S. Employer
     or Organization)                       Identification no.)

7200 Wisconsin Avenue; Suite 1100
Bethesda, Maryland                                  20814
---------------------------------            ------------------
(Address of principal                            (zip code)
executive offices)

If this Form relates to the         If this Form relates to the
registration of a class             registration of a class of debt
of debt securities and is           securities and is to become
effective upon filing pursuant      effective simultaneously with
to General Instruction A(c)(1)      the effectiveness of a
please check the following box.     concurrent registration
[ ]                                 statement under the Securities
                                    Act of 1933 pursuant to General
                                    Instruction A(c)(2) please
                                    check the following box. [ ]


 Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                 Name of Each Exchange on Which
to be so Registered                 Each Class is to be Registered
-------------------                 ------------------------------

Beneficial Assignee Interests       American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

      None
-------------------
(Title of class)




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

Item 1.   Description  of Registrant's Securities to be Registered.
          ---------------------------------------------------------

      The  securities  to  be  registered are  beneficial  assignee interests ("BACs") which represent assignments of the existing limited partnership interests in Oxford Tax Exempt Fund II Limited Partnership ("OTEF II"). Information concerning the BACs to be registered hereunder is incorporated by reference from the following:

  1. "Item 2. Changes in Securities" of OTEF II's Quarterly Report on Form 10-Q for the period ended June 30, 1995, which appears on pages 2 through 6 of such report.

  2. "Item 2. Changes in Securities" of OTEF II's Quarterly Report on Form 10-Q/A for the period ended March 31, 1997, which appears on pages 2 through 8 of such report.

  3. "Item 11. Description of Registrant's Securities to be Registered" of Amendment No. 2 to OTEF II's Registration Statement on Form 10/A (No.0-25600), which appears on pages 42 through 56 of such Registration Statement. Amendment No. 2 to such Registration Statement was filed with the Commission on April 27, 1995 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Item 2. Exhibits.
        ---------

      The following Exhibits are filed with the American Stock Exchange, Inc., and not filed with the Securities and Exchange Commission, in accordance with Instructions As To Exhibits, II, of Form 8-A:

  1. Articles of Incorporation of OTEF II Corporation.
  2. Bylaws for OTEF II Corporation.
  3. Articles of Incorporation of OTEF II Assignor Corporation.
  4. Bylaws of OTEF II Assignor Corporation.
  5. Certificate   of  Limited  Partnership   of  OTEF  II,   dated
     February 2, 1995.
  6. Agreement  of  Limited  Partnership  of  OTEF  II, dated as of
     February 2, 1995.
  7. Amendment to the Certificate of Limited Partnership of OTEF II, dated February 16, 1995.
  8. First Amendment to the Agreement of Limited Partnership of OTEF II, dated as of February 16, 1995.
  9. First Amended and Restated Agreement of Limited Partnership of OTEF II, dated as of June 1, 1995.
 10. Second Amended and Restated Agreement of Limited Partnership of OTEF II, dated as of June 26, 1995.
 11. Third Amended and Restated Agreement of Limited Partnership of OTEF II, dated as of June 26, 1995.
 12. OTEF  II's  Annual  Report  on  Form  10-K  for the year ended
     December 31, 1996.
 13. OTEF II's Annual Report to securityholders for the fiscal year ended December 31, 1996.

 14. OTEF  II's Quarterly Report on Form 10-Q for the quarter ended
     June 30, 1995.
 15. OTEF II's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997.
 16. OTEF  II's  Registration  Statement  on  Form 10/A pursuant to
     Section 12(g) of the Securities Exchange Act of 1934 dated as of February 22, 1995, together with all amendments to such Registration Statement (No. 0-25600).
 17. A specimen certificate of the OTEF II BACs.

                         SIGNATURE

     Pursuant  to  the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                     OXFORD TAX EXEMPT FUND II LIMITED  PARTNERSHIP

                     By: Oxford  Tax  Exempt  Fund  II Corporation,
                         Managing General Partner of the Registrant


Date: July 21, 1997      By:/s/Richard R. Singleton
      -------------         ------------------------------
                            Richard R. Singleton,
                            Senior Vice President and
                             Chief Financial Officer








































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           OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP

                             FORM 10-Q

PART II -OTHER INFORMATION

Item 1. Legal Proceedings

None

Item 2. Changes in Securities

  The General Partners and the Initial Limited Partner entered into a Second Amended and Restated Agreement of Limited Partnership, effective June 26, 1995 ("OTEF II Partnership Agreement"). That agreement amended and restated the First Amended and Restated
Agreement of Limited Partnership, dated June 1, 1995 ("First Agreement"). The principal provisions of the OTEF II Partnership Agreement that relate to the rights and obligations of the OTEF II BAC Holders are summarized below. To the extent that the provisions summarized below differ in any material respects from the provisions of the First Agreement, the differences are noted.

  Transfers. Subject to applicable federal and state securities laws and regulations and certain other restrictions, the OTEF II
BACs will be transferable on the books of OTEF II. The transfer agent for OTEF II currently charges $25 for each transfer of OTEF II BACs between related parties and $50 for other transfers.



  The Managing General Partner may defer a transfer of OTEF II BACs or assignment of limited partnership interests if it would result in the transfer (as defined by the federal income tax laws) of 50% or more of all limited partnership interests and OTEF II BACs within a 12-month period and if the Managing General Partner determines, following receipt of advice from counsel, that the resulting termination of OTEF II as a partnership for tax purposes would have a material adverse effect on the financial interests of the OTEF II BAC Holders or the limited partners of OTEF II.

  Liability of Partners to Third Parties. The General Partners of OTEF II are liable to third parties for all general obligations of OTEF II to the extent not paid by OTEF II. Each partner of OTEF II and OTEF II BAC Holder may look only to the assets of OTEF II for any distribution with respect to his interest in OTEF II and shall have no recourse against any other OTEF II BAC Holder or partner of OTEF II. The General Partners of OTEF II will not be liable for any nonrecourse obligations of OTEF II.

   OTEF II BAC Holders are not obligated to make any capital contributions to OTEF II other than, in the case of OTEF II BAC Holders who receive their OTEF II BACs in the Distribution, the deemed contribution of the transferred assets and, in the case of any additional OTEF II BAC Holders, the consideration for receipt of their


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           OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP

                             FORM 10-Q

OTEF II BACs. No OTEF II BAC Holder is personally liable for the debts, liabilities, contracts or other obligations of OTEF II, unless, in addition to the exercise of his rights and powers as an OTEF II BAC Holder, he takes part in the control of the business of OTEF II. Notwithstanding the foregoing, if an OTEF II BAC Holder receives the return of any part of his capital contribution without violation of the OTEF II Partnership Agreement or the Maryland Revised Uniform Limited Partnership Act (the "Act"), he is liable to OTEF II for a period of one year thereafter for the amount of the returned contribution, but only to the extent necessary to discharge OTEF II's liabilities to creditors who extended credit to OTEF II during the period the contribution was held by OTEF II. In addition, if an OTEF II BAC Holder receives the return of any part of his capital contribution in violation of the OTEF II Partnership Agreement or the Act, he is liable to OTEF II for a period of six years thereafter for the amount of the capital contribution wrongfully returned.

  Withdrawal of Capital and Redemption of Limited Partners' Interest. Each OTEF II BAC Holder may look solely to the assets of OTEF II for all distributions with respect to OTEF II and will have no recourse against any partner of OTEF II. OTEF II does not intend to repurchase or redeem OTEF II BACs from OTEF II BAC Holders, although it has the right to do so under the OTEF II Partnership Agreement. The First Agreement did not provide for repurchases and redemptions. An OTEF II BAC Holder will have no right to withdraw or receive any return of his capital contribution other than as provided in the OTEF II Partnership Agreement.

  Allocations and Distributions. OTEF II BAC Holders' capital accounts will be increased by all contributions made by them to OTEF II and will be reduced by all distributions made to them by OTEF II. The capital accounts will be increased by the amount of all taxable as well as tax-exempt income of OTEF II (defined for purposes of these provisions as "Profits") and will be reduced by the amount of all tax deductible as well as non-tax-deductible expenditures of OTEF II (defined for purposes of these provisions as "Losses"). The capital accounts of the OTEF II BAC Holders will be revalued upon certain events, including the admission of additional BAC Holders to OTEF II in exchange for additional capital contributions.

   Distributions of Cash Flow. All "Cash Flow" (which, in general terms, means OTEF II's cash receipts, other than Residual and Liquidation Proceeds [as defined below], less its cash expenses) in any year will first be distributed 98% to the OTEF II BAC Holders and 2% to the General Partners until the OTEF II BAC Holders as a class (other than the holders of the OTEF II BACs issued to Two Broadway Associates IV B, an affiliate of the selling agent for the original offering of OTEF BACs, which OTEF II BACs are referred to herein as the "Affiliated OTEF II BACs") have received, during such year, a noncumulative 11% preferred return on the BAC Holders' Preference Amount (as defined below) and, thereafter during such year, 90% to the OTEF II BAC Holders as a class and 10% to the General Partners. The "BAC Holders' Preference Amount" means an amount equal to the total capital contributions of the OTEF BAC Holders to OTEF (reduced by any distributions of residual proceeds previously made by OTEF to the OTEF BAC Holders), increased by the amount of any capital contributions that may be made subsequent to the formation of OTEF II by additional OTEF II BAC Holders admitted to OTEF II, and reduced by all distributions of Residual and Liquidation Proceeds by OTEF II to the OTEF II BAC Holders.

  Distributions of Residual and Liquidation Proceeds. All "Residual Proceeds" (which, in general, means the cash OTEF II receives from capital contributions, loans to OTEF II, the sale of a Mortgaged Property or Other Asset [a "Sale"], the sale of a Mortgage Revenue Bond or interest therein or the repayment of the principal and interest payable upon maturity or remarketing of a mortgage revenue bond [a "Repayment"], other than a Sale or Repayment that occurs in connection with the liquidation of OTEF II) will be applied to the payment of expenses or utilized for Partnership investments at the discretion of the Managing General Partner, and will be available for application and distribution to the extent not so applied or invested, in which case such amounts will be applied and distributed generally in the following amounts and order of priority:

  (a) to the payment of all debts and obligations of OTEF II (except for loans made by the General Partner or their affiliates to OTEF II) and to any additions to the working capital reserve that the General Partner deems necessary;

  (b) to the OTEF II BAC Holders as a class (other than the holders of the Affiliated OTEF II BACs, as described below) until the OTEF II BAC Holders receive aggregate distributions from Residual Proceeds equal to the BAC Holders' Preference Amount;

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           OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP

                             FORM 10-Q

  (c) to the holders of the Affiliated OTEF II BACs in an amount equal to $1,000 times the number of OTEF II BACs held by them, less any prior distributions of Residual Proceeds (and prior distributions of residual proceeds by OTEF);

  (d) to the General Partners and their affiliates to repay loans, if any, from the General Partners or their affiliates to OTEF II, with interest thereon;

  (e) to  the  General   Partners   to   repay  their   capital
      contributions to OTEF II; and

  (f) the remainder, if any, 98% to the OTEF II BAC Holders and 2% to the General Partners, except that the 2% return to the General Partners generally is deferred until OTEF II BAC Holders receive an amount (when combined with all prior distributions of Cash Flow and Residual Proceeds) equal to an average annual noncompounded return of 10% on the BAC Holders Preference Amount. The First Agreement did not provide for a deferral of the General Partners' 2% interest.

  "Liquidation Proceeds" (which, in general, means all cash receipts of OTEF II arising from the dissolution of OTEF II and liquidation of OTEF II's assets) generally will be distributed in the same order of priority as Residual Proceeds, except that the first distributions of Liquidation Proceeds will be to the establishment of certain reserves.

  Allocations of Profits and Losses. Profits from operations generally will be allocated between the OTEF II BAC Holders and the General Partners as follows: first, to each partner or OTEF II BAC Holder in proportion to the excess of his respective distributions of Cash Flow over the total Profits allocated to such partner or OTEF II BAC Holder, until the cumulative Profits so allocated are equal to the cumulative Cash Flow distributions, and thereafter 2% to the General Partners and 98% to the OTEF II BAC Holders. Losses from operations generally are allocated 2% to the General Partners and 98% to the OTEF II BAC Holders. Profits and Losses arising from a Sale or Repayment (including Profits which represent the receipt of interest income on a Mortgage Revenue Bond), sale of a Mortgage Revenue Bond (or interest therein), or liquidation of OTEF II generally will be allocated in a manner so as to cause the capital account balances of the General Partners and OTEF II BAC Holders to equal the amounts that would be distributable to them as described above in paragraphs (b) through (f) of "Distributions of Residual and Liquidation Proceeds".

  Self-Administration. OTEF II may enter into a transaction (the "Self-Administration Transaction") to acquire all of the assets (the "Management Assets") relating to the management services currently provided and proposed to be provided to OTEF II (the "Management Services") by an affiliate of the Managing General Partner to enable OTEF II to become self-administered. The
Managing General Partner had the authority under the First Agreement to acquire the Management Assets and to hire employees
(who may be affiliates of the General Partners) to perform Management Services. However, the First Agreement did not address certain matters, including the issuance of OTEF II BACs in exchange for Management Assets, subject to receipt of a valuation from a recognized valuation firm, and the provision of Management Services by OTEF II to unaffiliated entities, subject to the approval of the OTEF II BAC Holders or OTEF II's Independent Real Estate Consultant ("IREC").

  Voting Rights and Meetings. Each OTEF II BAC Holder, through the Initial Limited Partner of OTEF II, shall be entitled to cast one vote for each OTEF II BAC that he owns, at a meeting, in person, by written proxy, or by a signed writing directing the manner in which he desires his vote to be cast. Every proxy shall be revocable at the pleasure of the OTEF II BAC Holder executing it. Only the votes of OTEF II BAC Holders of record on the notice date relating to such vote shall be counted.




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           OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP

                             FORM 10-Q

  The OTEF II BAC Holders owning two-thirds in interest of the OTEF II BACs (unless such percentage is reduced to a majority-in-interest as described below), and without the concurrence of the General Partners of OTEF II, have the right to vote to:

  (a) approve or disapprove the sale of all or substantially all of the assets of OTEF II at any one time, except for the remarketing of mortgage revenue bonds in accordance with their terms and a sale approved by the IREC;

  (b) amend the OTEF II Partnership Agreement, except that (i) no such amendment may in any manner allow the OTEF II BAC Holders in their capacity as such to take part in the control of the business of OTEF II, (ii) without the consent of each partner of OTEF II or OTEF II BAC Holder affected thereby, no such amendment may enlarge the obligations of any Partner of OTEF II or OTEF II BAC Holder under the OTEF II Partnership Agreement, modify the order of or the method of determining distributions of Cash Flow, Residual Proceeds or Liquidation Proceeds or of allocations of Profits and Losses, except that the General Partners may so amend the OTEF II Partnership Agreement without such consent to reflect an issuance of additional limited partnership interests, OTEF II BACs, or other securities, and (iii) without the consent of all partners of OTEF II and OTEF II BAC Holders, no such amendment may modify the purposes of OTEF II as established by the OTEF II Partnership Agreement or change the foregoing provisions;

  (c) remove a General Partner and, if such General Partner was the sole remaining General Partner, elect a replacement therefor;

  (d) dissolve OTEF II, and approve or disapprove the provision by OTEF II for the engagement of OTEF II management services with respect to assets owned by unaffiliated entities, unless OTEF II obtains an opinion of the IREC with respect to the fairness thereof; and

  (e) approve or disapprove the provision by OTEF II of, or the engagement of OTEF II in, management services with respect to assets owned by unaffiliated entities, unless OTEF II obtains an opinion of the IREC with respect to the fairness thereof.

  As noted above in "Self-Administration Transaction," the provision in (e) above was added to the OTEF II Partnership Agreement. In addition, the OTEF II Partnership Agreement corrected an ambiguity with respect to the issuance by OTEF II of additional securities by making clear in (b) above that the General Partners may amend the OTEF II Partnership without the consent of the OTEF II BAC Holders to reflect an issuance of additional limited partnership interests, OTEF II BACs, or other securities, even if such amendments modify the order of distributions or the method of determining distributions to the OTEF II BAC Holders.

  The OTEF II Partnership Agreement provides that the percentage-in-interest of the OTEF II BAC Holders required to effect the actions described in items (a) through (e) above may be reduced from two-thirds in interest to a majority-in-interest, if such reduction is approved by the Managing General Partner and a majority-in-interest of the OTEF II BAC Holders.

  There will be no annual or other periodic meetings of the OTEF II BAC Holders', however, meetings of the OTEF II BAC Holders for any purpose may be called by the Managing General Partner and are required to be called by the Managing General Partner upon written request of OTEF II BAC Holders owning in the aggregate 20% or more of the outstanding OTEF II BACs.

  Bankruptcy, Withdrawal, Dissolution or Removal of General Partner. The remaining General Partner(s) of OTEF II may elect to continue the business of OTEF II in the event of the bankruptcy, withdrawal, dissolution or removal of a General Partner of OTEF II; provided, however, that if such bankrupt, withdrawn, dissolved or removed General Partner of OTEF II is the sole General Partner of OTEF II, then OTEF II shall be dissolved, unless, within 90 days of the bankruptcy, dissolution, withdrawal or removal of such General Partner of OTEF II, all of the OTEF II BAC Holders agree in writing to continue the business of OTEF II and to the appointment of one or more successor General Partners of OTEF II.

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           OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP

                             FORM 10-Q

  The OTEF II Partnership Agreement also provides that, if at the time of the bankruptcy, withdrawal, dissolution, or removal of a General Partner, the aggregate of the partnership interests of the remaining General Partner(s) is less than 1%, there shall be assigned and transferred, at a cash purchase price equal to the value of such transferred interest and on a pro rata basis, to the remaining General Partner(s) of OTEF II, such portion of the partnership interest of the bankrupt, withdrawn, dissolved, or removed General Partner of OTEF II as is necessary to increase the aggregate of the partnership interest of the remaining General Partner(s) to 1%. To the extent that any partnership interest of the bankrupt, withdrawn, dissolved, or removed General Partner is not so transferred or assigned, such interest shall thereafter be converted to a special limited partner interest with no rights to participate in the management or affairs of the Partnership or to vote on any matter requiring the consent of the OTEF II BAC Holders.

  Books and Records. The books and records of OTEF II shall be maintained at the office of OTEF II, currently located at 7200 Wisconsin Avenue, 11th floor, Bethesda, Maryland 20814. In general, OTEF II BAC Holders who own in the aggregate at least five percent of the outstanding OTEF II BACs have the right to secure a copy of the OTEF II Partnership Agreement, a current list of the OTEF II BAC Holders and certain other information.

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           OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP

                            FORM 10-Q/A

                          Amendment No. 1

                              PART II

Item 2.  Changes in Securities

Reformation of OTEF II Partnership Agreement
--------------------------------------------

  On January 31, 1997, the United States District Court for the District of Maryland issued a final order and judgment (the "Final Order") and memorandum opinion which approved the terms of the settlement (the "Settlement") of certain putative class and derivative lawsuits consolidated under the caption In re Oxford Tax
                                                   ----------------
Exempt Fund Securities Litigation.  The Final Order reforms certain
----------------------------------
provisions of OTEF II's limited partnership agreement. The revisions have been incorporated into a Third Amended and Restated Agreement of Limited Partnership (the "Reformed Partnership Agreement"), which amends and restates OTEF II's Second Amended and Restated Agreement of Limited Partnership dated as of June 26, 1995 (together, generally, with the Reformed Partnership Agreement, the "OTEF II Partnership Agreement"). The court ordered revisions embodied in the Reformed Partnership Agreement are deemed effective as of June 26, 1995.

  The substance of these revisions is as follows:

1) Oxford Tax Exempt Fund II Corporation, OTEF II's managing general partner (the "MGP"), agreed to limitations on certain fees payable to its parent in connection with OTEF II's new business plan (the "Liquidity and Growth Plan").

2) The MGP is authorized to reinvest cash flow of OTEF II in acquisitions of additional tax-exempt mortgage revenue bonds ("MRBs"), but it may not reinvest any cash flow attributable to the assets segregated for the Status Quo BACs (defined below).

3) The MGP has the authority under certain provisions of the OTEF II Partnership Agreement to invest in certain assets which may produce taxable income.

4) Any contracts for services rendered to OTEF-II by the general partners of OTEF II (the "General Partners") or their affiliates shall be terminable by a vote of a majority in interest of the OTEF II BAC Holders.

5) Capital improvements to a property securing OTEF II's existing MRBs, costing in excess of $250,000 in a calendar year (adjusted for inflation), shall not be approved for payment by OTEF II without approval of OTEF II's independent real estate consultant (the "IREC").
6) If the MGP or its affiliates (but not OTEF II) initiates a tender offer for more than 10% of the OTEF II BACs then outstanding, and at the time such tender offer is initiated there is not pending any public offer to purchase OTEF II BACs, then the MGP shall not employ the OTEF II BAC Holder Rights Plan to prevent the closing of subsequent competing offers to purchase OTEF II BACs that are published and outstanding prior to the termination date of the tender by the MGP or its affiliate.

7) The percentage of vote required to take certain actions shall be as follows:

    (a)   Actions Requiring a Two-Thirds Vote:
          i.   approval or disapproval of  the  sale  of   all   or
               substantially all of the assets of OTEF II, unless OTEF II obtains a written opinion of the IREC;

          ii. any amendment to the OTEF II Partnership Agreement that modifies or alters the voting requirements;

          iii. any amendment to the OTEF II Partnership Agreement that authorizes the payment of additional fees not already authorized by the OTEF II Partnership Agreement to the MGP or its affiliates, or modifies any such existing fees in a way not already authorized by the OTEF II Partnership Agreement;


          iv. the removal of any General Partner and, if such General Partner was the sole remaining General Partner, the election of a replacement general partner; or

          v.   the dissolution of OTEF II.

    (b)   Actions Requiring a Majority Vote:

          i. OTEF II's acquisition of control of any management entity, or of management assets of any management entity affiliated with the MGP, unless any such acquisition is incidental to the acquisition by OTEF II of any additional MRBs or other assets, or is incidental to the acquisition of any entity the principal assets of which are MRBs or other assets (and which is not itself a management entity);

          ii. the provision by OTEF II of or the engagement of OTEF II in management services (other than those services provided by OTEF II in the ordinary course of its business on and after June 25, 1995) with respect to any of the MRBs or with respect to any of the mortgaged properties, unless OTEF II obtains an opinion of the IREC;

          iii. the termination of any contract for management services provided to OTEF II by the MGP or its affiliates; and
          iv. any amendment to the OTEF II Partnership Agreement, other than those amendments described above in item 7(a)(ii) and (iii).

8) Any OTEF II BACs or Status Quo BACs purchased or redeemed by OTEF II shall, to the extent permissible under law, be voted in the same proportion as all other OTEF II BACs or Status Quo BACs voting, for so long as OTEF II holds them.

9) Any OTEF II BACs or Status Quo BACs acquired from OTEF II by any person pursuant to any compensation plan, option plan or incentive plan established by OTEF II ("Management BACs") shall, for so long as such Management BACs have not been sold or transferred in an arms-length transaction, be voted in the same proportion as all other BACs or Status Quo BACs, except that these proportionate voting requirements do not apply to any amendments that require only a majority vote (other than amendments required in connection with a determination that OTEF II shall engage in the business of providing management services to unaffiliated parties). The MGP shall not permit OTEF II to accept any promissory note or other debt instrument, securities, property or services in payment for the exercise by any holder of an option to acquire Management BACs.

10) Unless otherwise authorized by a majority vote, OTEF II shall not assume or incur debt in excess of sixty-five percent of the value of OTEF II's assets (unless, in the sole discretion of the MGP, a higher percentage is required on an urgent basis to avoid any adverse effect on the business, operations or prospects of OTEF II or such higher percentage is required for one or more periods not exceeding one year.

Issuance of Status Quo BACs
---------------------------

  Effective April 1, 1997, OTEF II issued a new class of BACs ("Status Quo BACs") to the holders of OTEF II BACs who made a timely election to convert all or a portion of their OTEF II BACs into Status Quo BACs on the terms and conditions described in the Information Memorandum that was distributed on December 2, 1996 to the OTEF II BAC Holders. The Status Quo BACs were issued on a one-for-one basis for the OTEF II BACs that were elected to be converted. The Status Quo BACs are designed to replicate, to the extent  possible, the economic interests that the  holders  of  the
Status Quo BACs (the "Status Quo BAC Holders") would have had in OTEF II's existing assets if the partnership agreement for Oxford Tax Exempt Fund Limited Partnership, OTEF II's predecessor ("OTEF"), had continued to govern and the Liquidity and Growth Plan were not implemented. The rights and obligations of the Status Quo BAC Holders are set forth in a supplement to the OTEF II Partnership Agreement entitled the "Designation of the Rights and Preferences of the Holders of Status Quo BACs."

  In connection with the issuance of the Status Quo BACs, the MGP designated as "Status Quo Assets" a pro rata portion of OTEF II's existing assets based on the number of OTEF II BACs converted into Status Quo BACs. The Status Quo Assets are held for the benefit of the Status Quo BAC Holders. The remaining assets of OTEF II (the "Liquidity Assets") are now designated for the benefit of the OTEF II BAC Holders who did not elect the Status Quo BAC option and any other holders of OTEF II BACs (together, the "Liquidity BAC Holders"). Any new assets that OTEF II acquires pursuant to the Liquidity and Growth Plan ("New Assets") also will be held for the benefit of the Liquidity BAC Holders.

  The following discussion summarizes the effect of the issuance of the Status Quo BACs on certain rights of the Liquidity BAC Holders and the Status Quo BAC Holders.

Rights to Allocations and Distributions
---------------------------------------

  Capital Accounts. Following the issuance of the Status Quo BACs, the BAC Holders who retained their OTEF II BACs had the same capital accounts as they had prior to the issuance of the Status Quo BACs. Their capital accounts and the capital accounts of the Liquidity BAC Holders will be increased by profits relating to the Liquidity Assets and the New Assets ("Liquidity Profits"), but not by any profits relating to the Status Quo Assets ("Status Quo Profits"), and will be reduced by the amount of all distributions made to them by OTEF II (the "Liquidity Cash Flow") and losses relating only to the Liquidity Assets and the New Assets ("Liquidity Losses"), but not by any losses relating to the Status Quo Assets ("Status Quo Losses").

  Status Quo BAC Holders have the same capital accounts as they had prior to the conversion of their OTEF II BACs into Status Quo BACs. Their capital accounts will be increased by the Status Quo Profits, but not by any Liquidity Profits, and will be reduced by the amount of all distributions made to them by OTEF II (the "Status Quo Cash Flow") and all Status Quo Losses, but not by any Liquidity Losses. OTEF II will maintain two capital accounts for BAC Holders who elect to convert only a portion of their OTEF II BACs into Status Quo BACs.

  Subordinated BACs. Two Broadway Associates IV, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, the selling agent for the 1985 offering of OTEF BACs, directly owns 1,500 OTEF II BACs (the "Affiliated OTEF II BACs"), which were issued in exchange for services rendered by Merrill Lynch in connection with the 1985 offering and which are subordinated to the other OTEF II BACs with respect to allocations and distributions of Liquidity Residual and Liquidation Proceeds (as defined below).

  Distributions of Cash Flow. Liquidity Cash Flow and Status Quo Cash Flow will be distributed as described below.

  Liquidity Cash Flow. Liquidity Cash Flow, in any year will first be distributed 98% to the Liquidity BAC Holders and 2% to the General Partners until the Liquidity BAC Holders as a class (other than the holder(s) of the Affiliated OTEF II BACs) have received, during such year, a noncumulative 11% preferred return on the Liquidity BAC Holders Preference Amount (as defined below) and, thereafter during such year, 90% to the Liquidity BAC Holders as a class and 10% to the General Partners. The "Liquidity BAC Holders Preference Amount" means an amount equal to the total capital contributions of the Liquidity BAC Holders to OTEF or OTEF II, reduced by any distributions of residual proceeds previously made to them by OTEF, and further reduced by all distributions of Liquidity Residual and Liquidation Proceeds made by OTEF II to the Liquidity BAC Holders.

  Status Quo Cash Flow. All Status Quo Cash Flow in any year will first be distributed 98% to the Status Quo BAC Holders as a class and 2% to the General Partners until the Status Quo BAC Holders as a class have received a noncumulative return in such year equal to 11% of the Status Quo BAC Holders Preference Amount (defined below) and, thereafter during such year, 90% to the Status Quo BAC Holders as a class and 10% to the General Partners. The "Status Quo BAC Holders Preference Amount" means an amount equal to the total capital contributions of the Status Quo BAC Holders to OTEF, reduced by any distributions of residual proceeds previously made to them by OTEF, and further reduced by all distributions of Status Quo Residual and Liquidation Proceeds (defined below) made by OTEF II to the Status Quo BAC Holders.

  Distributions of Residual Proceeds and Liquidation Proceeds. All Residual Proceeds of OTEF II (which, in general, means the cash OTEF II receives from the sale of a mortgaged property or New Asset (a "Sale") or the repayment of the principal and interest payable upon maturity or remarketing of a MRB (a "Repayment"), other than a Sale or Repayment that occurs in connection with the liquidation of OTEF II) will be designated as "Liquidity Residual Proceeds" to the extent such Residual Proceeds relate to the Liquidity and New Assets and as "Status Quo Residual Proceeds" to the extent that they relate to the Status Quo Assets. The Liquidity Residual Proceeds, but not the Status Quo Residual Proceeds, may be
reinvested in New Assets at the discretion of the MGP. The Liquidity Residual Proceeds, to the extent they are not reinvested, and the Status Quo Residual Proceeds, will be applied and distributed generally as described below.

  Liquidity Residual and Liquidation Proceeds. The Liquidity Residual Proceeds shall be applied to the payment of the expenses allocable to the OTEF II BACs or reinvested in New Assets at the discretion of the MGP, and to the extent not so applied or reinvested, shall be available for distribution in which case such amounts generally shall be applied and distributed in the following amounts and order of priority:

(a) 100% to the payment of all debts and obligations of OTEF II that are then due and owing related to the Liquidity and New Assets (other than loans from the General Partners and their affiliates) and to any additions to the working capital reserve with respect to the Liquidity and New Assets that the MGP may determine to be necessary;

(b) 100% to the Liquidity BAC Holders as a class (other than the holder(s) of the Affiliated OTEF II BACs) until the Liquidity BAC Holders (other than the holder(s) of the Affiliated OTEF II BACs) receive aggregate distributions from Liquidity Residual Proceeds equal to the Liquidity BAC Holders Preference Amount;


(c) 100% to the holder(s) of the Affiliated OTEF II BACs in an amount equal to $1,000 times the number of Affiliated OTEF II BACs less any prior distributions of Residual Proceeds with respect to such Affiliated OTEF II BACs;

(d) 100% to the General Partners and their affiliates to repay loans, if any, from them to OTEF II, with interest thereon, except to the extent the proceeds of any such loans were used to pay amounts relating to the Status Quo Assets or OTEF II's ownership thereof;

(e) 100% to the General Partners until the General Partners receive aggregate distributions from Liquidity Residual Proceeds and Status Quo Residual Proceeds equal to the General Partners Preference Amount (generally, an amount equal to the total capital contributions of the General Partners to OTEF II reduced by all distributions of Liquidity Residual and Liquidation Proceeds and Status Quo Residual and Liquidation Proceeds); and

(f) the remainder, if any, 98% to the Liquidity BAC Holders and 2% to the General Partners, except that the 2% return to the General Partners generally is deferred until the Liquidity BAC Holders receive an amount (when combined with all prior distributions of Liquidity Cash Flow and Liquidity Residual Proceeds) equal to an average annual noncompounded return of 10% on the Liquidity BAC Holders Preference Amount.

  Liquidity Liquidation Proceeds (which, in general, means all cash receipts of OTEF II arising from the dissolution of OTEF II and liquidation of the Liquidity and New Assets) generally will be distributed in the same order of priority as Liquidity Residual Proceeds, except the first application of Liquidity Liquidation Proceeds will be to establish certain reserves.

  If Liquidity Residual Proceeds or Liquidity Liquidation Proceeds are insufficient to make any payment set forth in a particular paragraph (b) through (f) above, then Liquidity Residual Proceeds or Liquidity Liquidation Proceeds available to make the payment will be distributed proportionately among the parties entitled to the payment under such paragraph.

  Status Quo Residual and Liquidation Proceeds. Status Quo Residual Proceeds shall be applied to the payment of the expenses allocable to the Status Quo BACs, and to the extent not so applied, shall be available for distribution in which case such amounts generally shall be applied and distributed in the following amounts and order of priority:

(a) 100% to the payment of all debts and obligations of OTEF II that are then due and owing related to the Status Quo Assets (other than loans from the General Partners and their affiliates) and to any additions to the working capital reserve with respect to the Status Quo Assets that the MGP may determine to be necessary;

(b) 100% to the Status Quo BAC Holders as a class until the Status Quo BAC Holders receive aggregate distributions from Status Quo Residual Proceeds equal to the Status Quo BAC Holders Preference Amount;
(c) 100% to the General Partners and their affiliates to repay loans, if any, from them to OTEF II, the proceeds of which were used to pay amounts relating to the Status Quo Assets or OTEF II's ownership thereof;

(d) 100% to the General Partners until the General Partners receive aggregate distributions from Liquidity Residual Proceeds and Status Quo Residual Proceeds equal to the General Partners Preference Amount; and

(e) the remainder, if any, 98% to the Status Quo BAC Holders as a class and 2% to the General Partners until the Status Quo BAC Holders as a class have received an amount (when combined with all prior distributions of cash flow and Residual Proceeds) equal to an average annual noncompounded return of 11% on the Status Quo BAC Holders Preference Amount, except that the amounts otherwise payable to the General Partners hereunder shall be deferred until the Status Quo BAC Holders as a class have received an amount (when combined with all prior distributions of Status Quo Cash Flow and Residual Proceeds) equal to an average annual noncompounded return of 10% on the Status Quo BAC Holders Preference Amount.

  Status Quo Liquidation Proceeds (which, in general, means all cash receipts of OTEF II arising from the dissolution of OTEF II and liquidation of the Status Quo Assets) generally will be distributed in the same order of priority as Status Quo Residual Proceeds, except the first application of Status Quo Liquidation Proceeds will be to establish certain reserves.

  If Status Quo Residual Proceeds or Status Quo Liquidation Proceeds are insufficient to make any payment set forth in a particular paragraph (b) through (e) above, then Status Quo Residual Proceeds or Status Quo Liquidation Proceeds available to make the payment will be distributed proportionately among the parties entitled to the payment under such paragraph.

  Allocation of Profits and Losses. Liquidity Profits from operations generally will be allocated between the Liquidity BAC Holders and the General Partners as follows: first, in accordance with distributions of Liquidity Cash Flow, until the cumulative
Liquidity Profits so allocated are equal to the cumulative Liquidity Cash Flow distributions, and thereafter 2% to the General Partners and 98% to the Liquidity BAC Holders. Liquidity Losses from operations generally will be allocated 2% to the General Partners and 98% to the Liquidity BAC Holders. Liquidity Profits and Liquidity Losses arising from a Sale or Repayment (including Liquidity Profits which represent the receipt of interest income on a MRB) or liquidation of OTEF II generally will be allocated in a manner so as to cause the capital account balances of the General Partners and Liquidity BAC Holders to equal the amounts that would be distributable to them as described above in paragraphs (b), (c),
(e) and (f) of "-- Distributions of Residual Proceeds and Liquidation Proceeds -- Liquidity Residual and Liquidation Proceeds."

   Status Quo Profits from operations generally will be allocated between the Status Quo BAC Holders and the General Partners as follows: first, in accordance with distributions of Status Quo Cash Flow, until the cumulative Status Quo Profits so allocated are equal to the cumulative Status Quo Cash Flow distributions, and thereafter 2% to the General Partners and 98% to the Status Quo BAC Holders. Status Quo Losses from operations generally are allocated 2% to the General Partners and 98% to the Status Quo BAC Holders. Status Quo Profits and Losses arising from a Sale or Repayment of a Status Quo Asset (including Status Quo Profits which represent the receipt of interest income on a MRB) or liquidation of OTEF II generally will be allocated in a manner so as to cause the Status Quo capital account balances of the General Partners and Status Quo BAC Holders to equal the amounts that would be distributable to them as described above in paragraphs (b), (d) and (e) of "-- Distributions of Residual and Liquidation Proceeds -- Status Quo Residual and Liquidation Proceeds."

  The above allocations of Liquidity and Status Quo Profits and Losses will be subject to compliance with the principles of the Internal Revenue Code of 1986 sections 704(b) (containing rules concerning the determination of a partner's distributive share and capital account maintenance) and 704(c) (containing rules for reflecting disparities in the adjusted tax basis and the fair market value of property contributed or revalued by a partnership) and the regulations promulgated thereunder.

Voting Rights After Issuance of Status Quo BACs
-----------------------------------------------

  Both the Status Quo BAC Holders and the Liquidity BAC Holders generally will continue to have voting rights with respect to actions that could materially affect their rights or interests in OTEF II, but neither will have voting rights with respect to actions that would have no material effect on their rights or their interests in OTEF II. The following discussion summarizes the provisions in the OTEF II Partnership Agreement (as it has been supplemented by the Designation of Rights and Preferences of the Status Quo BACs) relating to the voting rights of the BAC Holders and the procedure for calling meetings of the BAC Holders.

  Actions  Subject  to  Approval by  All  BAC  Holders.   Both  the
Liquidity BAC Holders and the Status Quo BAC Holders have the right, voting as a single class, to vote on:

   (a) removal of a General Partner of OTEF II and, if such General Partner of OTEF II was the sole remaining General Partner of OTEF II, election of a replacement therefor;

   (b) dissolution of OTEF II;

   (c) amendments to the OTEF II Partnership Agreement ("All BAC Holder Amendments") that could adversely affect the rights of both the Liquidity BAC Holders (or their interests in the Liquidity Assets or New Assets) and the Status Quo BAC Holders (or their interests in the Status Quo Assets); and

   (d) in the case of the Status Quo BAC Holders, any matter with respect to which the vote of the Liquidity BAC Holders is solicited, other than any matters relating exclusively to the Liquidity Assets or New Assets or the Liquidity and Growth Plan, and in the case of the Liquidity BAC Holders, any matter with respect to which the vote of the Status Quo BAC Holders is solicited, other than any matters relating exclusively to the Status Quo Assets.

  Actions  Subject  to  Approval by  Liquidity  BAC  Holders.   The
Liquidity BAC Holders also will have the right, without the concurrence of the Status Quo BAC Holders or the General Partners, to vote on:

   (a) the sale of all or substantially all of the Liquidity Assets and New Assets, taken as a whole (except for any sale of any property or asset securing a MRB or any sale approved by the
       IREC);

   (b) amendments to the OTEF II Partnership Agreement, except  for
       (i) All BAC Holder Amendments (with respect to which the Liquidity BAC Holders will vote together with the Status Quo BAC Holders, as described above) and (ii) amendments that could adversely affect the rights of the Status Quo BAC Holders or their interests in the Status Quo Assets, but would not materially affect the rights of the Liquidity BAC Holders;

   (c) the acquisition of control of any management entity or of the assets of any management entity that is an affiliate of the MGP, unless such acquisition is incidental to the acquisition by OTEF II of New Assets, or is incidental to the acquisition of any entity the principal assets of which are mortgage revenue bonds or other related assets (and which is not itself a management entity);

   (d) the provision by OTEF II of, or the engagement of OTEF II in, management services with respect to its assets (other than those services provided by OTEF II in the ordinary course of its business on and after June 25, 1995) unless OTEF II obtains an opinion of the IREC with respect thereto;

   (e) the termination  of any contract  for  management   services
       provided to OTEF II by the MGP or its affiliates.

  Actions  Subject  to  Approval by Status Quo  BAC  Holders.   The
Status Quo BAC Holders will have the right, without the concurrence of the Liquidity BAC Holders or the General Partners, to vote on:

   (a) the sale of all or substantially all of the Status Quo Assets (except for any sale of any property or asset securing a MRB or for any sale approved by the IREC); and

   (b) amendments to the OTEF II Partnership Agreement, except for (i) All BAC Holder Amendments (with respect to which the Status Quo BAC Holders will vote together with the Liquidity BAC Holders, as described above) and (ii) amendments that could adversely affect the rights of the Liquidity BAC Holders or their interests in the Liquidity Assets, but would not materially affect the rights of the Status Quo BAC Holders.

Votes and Meetings

  On any action with respect to which a BAC Holder has voting rights, such BAC Holder shall be entitled to cast one vote for each BAC that he or she owns. Any action required or permitted to be taken by the Liquidity BAC Holders or all of the BAC Holders must be effected at a meeting and may not be effected by any written consent other than a written consent at a meeting; provided, however, that the requirement that such actions must be effected at a meeting may be waived with respect to one or more of such actions if such waiver is approved (i) by the MGP and (ii) by the affirmative vote (which vote itself may be effected by written consent) of a majority in interest of the BAC Holders. Actions that require the approval of only the Status Quo BAC Holders may be effected by written consent without a meeting.

BAC Holder Protection Provisions
--------------------------------

  The OTEF II Partnership Agreement contains certain provisions relating to changes of control of OTEF II and OTEF II has established a BAC Holder Rights Plan, which provides OTEF II BAC Holders with certain economic rights upon a change in control of OTEF II. The purpose of the OTEF II Partnership Agreement provisions and the BAC Holder Rights Plan (together, the "BAC Holder Protection Provisions") is to provide OTEF II and the BAC Holders with protection from unfair or abusive takeover attempts. The BAC Holder Protection Provisions are designed to encourage any persons who may seek to acquire control of OTEF II to consult first with the MGP to negotiate the terms of any proposed business combination or offer.

  Fair Price and Control BAC Acquisition Provisions. Article XII (the "Fair Price Provision") and Article XIII (the "Control BAC
Acquisition Provision") of the OTEF II Partnership Agreement are based on Maryland statutory provisions that provide similar protections to shareholders of Maryland corporations, which as included in the agreement have been modified to accommodate a limited partnership. All BAC Holders, including the Status Quo BAC Holders, will be subject to and protected by the Fair Price Provision and Control BAC Acquisition Provision.

  The Fair Price Provision provides that certain business combinations involving an "Interested Party" (generally, any person or group that is the beneficial owner, directly or indirectly, of 10% or more of the outstanding BACs) must be approved by: (i) 80% in interest of all of the BAC Holders and (ii) two-thirds in interest of the BAC Holders other than the Interested Party. In general, these voting requirements are not applicable if the business combination is approved by the MGP prior to the date on which the Interested Party became an Interested Party or a "fair price" (generally, the greater of market value or the highest price paid by the acquiror for BACs) is paid for the remaining BACs.

  The Control BAC Acquisition Provision provides, in general, that any person or group that acquires 20% or more of the outstanding BACs is denied voting rights with respect to the acquired BACs unless two-thirds in interest of the BAC Holders other than the acquiror vote to restore such voting rights.

  BAC Holder Rights Plan. OTEF II and the MGP entered into a BAC Holder Rights Agreement dated as of May 30, 1995 with Crestar Bank which governs the terms of the BAC Holder Rights Plan. Under the BAC Holder Rights Plan, one Right was issued for each outstanding OTEF II BAC. Each Right entitles the holder thereof to buy one OTEF II BAC at an exercise price of $1,000, subject to adjustment.

  In the event that OTEF II issues additional OTEF II BACs, the BAC Holder Rights Plan provides that Rights will be issued to the holders of such OTEF II BACs on substantially the same terms described herein. Rights were not issued with respect to the Status Quo BACs and the Rights previously issued with respect to OTEF II BACs that were converted into Status Quo BACs were canceled.

Item 11. Description of Registrant's Securities to be Registered

  The Partnership will issue limited partnership interests in the Partnership (the "Limited Partnership Interests") to the Initial Limited Partner. In exchange for the assets to be transferred by OTEF to the Partnership as part of the 1995 OTEF Restructuring Plan, the Initial Limited Partner will issue the BACs, representing undivided beneficial interests in the Initial Limited Partner's Limited Partnership Interests, to OTEF, which will distribute the Partnership's BACs to the OTEF BAC Holders. The Partnership's BACs will be transferable on the books of the Partnership (subject to the limitations described below under "Transfers"). Under the Partnership Agreement, all of the ownership attributes of the Limited Partnership Interests held by the Initial Limited Partner are granted to the Partnership's BAC Holders, including the right to take certain actions without the approval of the General Partners of the Partnership and the right to inspect the books and records of the Partnership.

  No OTEF BAC Holder will be required to pay any cash or other consideration or to exchange or surrender his OTEF BACs for the
Partnership's BACs that he will receive in the Distribution. The Distribution will not affect an OTEF BAC Holder's number of OTEF BACs or interest in any assets remaining in OTEF.

  The Managing General Partner has the authority to issue additional Limited Partnership Interests, BACs or other securities for such consideration and on such terms and conditions as are deemed appropriate by the Managing General Partner, except that the approval of the IREC will be required for any such issuance if the securities proposed to be issued would have distribution, liquidation or other rights senior to the BACs issued to the OTEF BAC Holders on the Distribution Date. The Managing General Partner has the authority to amend the Partnership Agreement to, among other things, reflect the issuance of additional securities or to delete or add any provision which the Managing General Partner believes is necessary in order to effect an offering of securities.

Transfers

  The Partnership's BACs will be transferable on the books of the Partnership (subject to the restrictions discussed below) beginning on the day after the Distribution. BAC Holders may elect to be admitted as Limited Partners with the consent of the Managing General Partner (which consent is expected to be given under normal circumstances) by (i) delivering to the Partnership prior to the end of any calendar quarter an executed subscription agreement and admission application, (ii) executing the Partnership Agreement and (iii) paying a fee (initially $150), plus reasonable legal fees and recording costs associated with the admission. Upon compliance with these requirements, the admission will be effected within 20 days immediately following the end of the calendar quarter during which all of the foregoing requirements have been met. In general, admission to the Partnership as a Limited Partner would not provide a BAC Holder with any additional economic or other rights or benefits. A BAC Holder admitted to the Partnership as a Limited Partner may not thereafter exchange his Limited Partnership Interest for BACs. No public trading market for Limited Partnership Interests will exist.

  Limited Partnership Interests may be assigned by Limited Partners other than the Initial Limited Partner subject to certain limitations set forth in the Partnership Agreement, including payment of a fee (initially $150) and the absence of a determination by the Managing General Partner that such assignment would be in violation of any applicable federal or state securities laws. The rights of an assignee of a Limited Partnership Interest, other than a BAC Holder who does not become a substitute Limited Partner, are limited to whatever rights are assigned in the assignment instrument to the assigning Limited Partner's profits and losses and cash distributions from the Partnership.

  Neither  a  transfer  of  BACs  nor  an  assignment  of   Limited
Partnership Interests will be permitted if such transfer or assignment would be in violation of any applicable federal or state securities laws. The securities laws of some states impose additional restrictions on transfers and assignments of limited partnership interests, including applying investor suitability standards to prospective transferees or assignees. Transferring BAC Holders and assigning Limited Partners may be required, at their own expense, to obtain an opinion from their counsel acceptable to the Partnership to the effect that there has been no violation of federal or state securities laws with respect to the transfer of BACs or the assignment of the Limited Partnership Interests. The Partnership will require that any applicable state law standards are met before agreeing to any transfer of BACs or assignment of Limited Partnership Interests.

  The Managing General Partner may defer a transfer of BACs or assignment of Limited Partnership Interests if it would result in the transfer (as defined by the federal income tax laws) of 50% or more of all Limited Partnership Interests and BACs within a 12-month period and if the Managing General Partner determines, following receipt of advice from counsel, that the resulting termination of the Partnership as a partnership for tax purposes would have a material adverse effect on the financial interests of the BAC Holders or the Limited Partners. The transferring BAC Holder or assigning Limited Partner will be notified in such event, and any deferred transfers or assignments will be effected (in chronological order to the extent practicable) as of the first day of the next succeeding period in which such transfers or assignments can be effected without either premature termination of the Partnership as a partnership for tax purposes or any adverse effects from such premature termination, as the case may be. In the event transfers or assignments are suspended for the foregoing reasons, the Managing General Partner will give written notice of such suspension to all BAC Holders and Limited Partners as soon as practicable.

Liability of Partners to Third Parties and Capital Obligations

  The General Partners will be liable to third parties for all general obligations of the Partnership to the extent not paid by the Partnership. Each partner and BAC Holder may look only to the assets of the Partnership for any distribution with respect to his interest in the Partnership and shall have no recourse therefor against any General Partner or Limited Partner. The General Partners will not be liable for any nonrecourse obligations of the Partnership.

  OTEF will contribute the Transferred Assets to the Partnership in exchange for the BACs that OTEF will distribute to the OTEF BAC Holders. BAC Holders are not obligated to make any capital contributions to the Partnership. No BAC Holder is personally liable for the debts, liabilities, contracts or other obligations of the Partnership, unless, in addition to the exercise of his rights and powers as a Limited Partner or BAC Holder, including his rights and powers conferred under the Partnership Agreement, he takes part in the control of the business of the Partnership. Notwithstanding the foregoing, if a Limited Partner or BAC Holder receives the return of any part of his capital contribution without violation of the Partnership Agreement or the Maryland Revised Uniform Limited Partnership Act (the "Act"), he is liable to the Partnership for a period of one year thereafter for the amount of the returned contribution, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the contribution was held by the Partnership. In addition, if a Limited Partner or BAC Holder receives the return of any part of his capital contribution in violation of the Partnership Agreement or the Act, he is liable to the Partnership for a period of six years thereafter for the amount of the capital contribution wrongfully returned.

  The Partnership will not redeem or repurchase any BACs and a BAC Holder will have no right to withdraw or receive any return of his capital contribution (other than as provided in the Partnership Agreement).

Allocations and Distributions

  General. BAC Holders' capital accounts will be increased by all contributions made by them to the Partnership and will be reduced by all distributions made to them by the Partnership. The capital accounts will be increased by the amount of all taxable as well as tax-exempt income of the Partnership (defined for purposes of these provisions as "Profits") and will be reduced by the amount of all tax deductible as well as non-tax-deductible expenditures of the Partnership (defined for purposes of these provisions as
"Losses"). The capital accounts of the BAC Holders will be revalued upon certain events, including the admission of additional BAC Holders to the Partnership in exchange for additional capital contributions.

  Distributions of Cash Flow. All Cash Flow (which, in general terms, means the Partnership's cash receipts, other than the capital contributions and Residual and Liquidation Proceeds (as defined below), less its cash expenses) in any year will first be distributed 98% to the BAC Holders and 2% to the General Partners until the BAC Holders as a class have received, during such year, a noncumulative 11% preferred return on the BAC Holders Preference Amount (as defined below) and, thereafter during such year, 90% to the BAC Holders as a class and 10% to the General Partners. The "BAC Holders Preference Amount" means an amount equal to the total capital contributions of the BAC Holders to OTEF, increased by the amount of any capital contributions that may be made subsequent to the formation of the Partnership by additional BAC Holders admitted to the Partnership, and reduced by all distributions of Residual and Liquidation Proceeds by the Partnership to the BAC Holders.

  Cash Flow will be determined for each applicable period only after the Partnership has paid all expenses of operating the Partnership, including the expense reimbursements paid to the General Partners and their affiliates, fees paid to affiliates of the General Partners for providing services to the Partnership and repayments of Partnership debts, if any, and has made all additions to the working capital reserve deemed advisable by the Managing General Partner.

  Distributions of Residual and Liquidation Proceeds. All Residual Proceeds (which, in general, means the cash the Partnership receives from the sale of a Mortgaged Property or Other Asset (a "Sale") or the repayment of the principal and interest payable upon maturity or remarketing of a Mortgage Revenue Bond (a "Repayment"), other than a Sale or Repayment that occurs in connection with the liquidation of the Partnership) will be applied to the payment of expenses or utilized for Partnership investments at the discretion of the Managing General Partner, and will be available for application and distribution to the extent not so applied or invested, in which case such amounts will be applied and distributed generally in the following amounts and order of priority:

  (a) 100% to the payment of all debts and obligations of the Partnership (except for loans made by the General Partners or their affiliates to the Partnership) and to any additions to the working capital reserve that the Managing General Partner deems necessary;

  (b) 100% to the BAC Holders as a class until the BAC Holders receive aggregate distributions from Residual Proceeds equal to the BAC Holders Preference Amount;

  (c) 100% to the General Partners and their affiliates to repay loans, if any, from the General Partners or their affiliates to the Partnership with interest thereon;

  (d) 100%  to  the  General  Partners  to   repay  their   capital
       contributions to the Partnership; and

  (e) the remainder, if any, 98% to the BAC Holders and 2% to the General Partners.

  Liquidation Proceeds (which, in general, means all cash receipts of the Partnership arising from the dissolution of the Partnership and liquidation of the Partnership's assets) generally will be distributed in the same order of priority as Residual Proceeds, except that the first distributions of Liquidation Proceeds will be to the establishment of certain reserves.

  Allocations of Profits and Losses. Profits from operations generally will be allocated between the BAC Holders and the General Partners as follows: first, in accordance with distributions of Cash Flow, until the cumulative Profits so allocated are equal to the cumulative Cash Flow distributions, and thereafter 2% to the General Partners and 98% to the BAC Holders. Losses from operations generally are allocated 2% to the General Partners and 98% to the BAC Holders. Profits and Losses arising from a Sale or Repayment (including Profits which represent the receipt of interest income on a Mortgage Revenue Bond) or liquidation of the Partnership generally will be allocated in a manner so as to cause the capital account balances of the General Partners and BAC Holders to equal the amounts that would be distributable to them as described above in paragraphs (b), (d) and (e) of "Distributions of Residual and Liquidation Proceeds."

  The above allocations of Profits and Losses will be subject to compliance with the principles of Internal Revenue Code sections 704(b) (containing rules concerning the determination of a partner's distributive share and capital account maintenance) and 704(c) (containing rules for reflecting disparities in the adjusted tax basis and the fair market value of property contributed or revalued by a partnership) and the regulations promulgated thereunder. In addition, the Managing General Partner has the authority to make special allocations of income or deduction for federal income tax purposes as appropriate to preserve the uniformity for federal income tax purposes of BACs that are transferred.

Voting Rights and Meetings

  Each BAC Holder, through the Initial Limited Partner, shall be entitled to cast one vote for each BAC which he owns at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast. Every proxy shall be revocable at the pleasure of the BAC Holder executing it. Only the votes of BAC Holders of record on the record date relating to such vote shall be counted.

  BAC  Holders  owning  two-thirds  in  interest  of   the  Limited
Partnership Interests, and without the concurrence of the General Partners, generally will have the right to vote to:

  (a) approve or disapprove the sale of all or substantially all of the assets of the Partnership at any one time (except for the remarketing of Mortgage Revenue Bonds in accordance with their terms and except for any sale approved by the IREC);

  (b) amend the Partnership Agreement, except that no such amendment may in any manner allow the BAC Holders in their capacity as such to take part in the control of the Partnership's business and, without the consent of each partner or BAC Holder affected thereby, no such amendment may enlarge the obligations of any partner or BAC Holder under the Partnership Agreement, modify the order of or the method of determining distributions of Cash Flow, Residual Proceeds or Liquidation Proceeds or of allocations of Profits and Losses, and, without the consent of all partners and BAC Holders, no such amendment may modify the purposes of the Partnership or change the foregoing provisions;

  (c) remove a General Partner and (unless such General Partner was the sole remaining General Partner) elect a replacement therefor; and

  (d) dissolve the Partnership.

  There will be no annual or other periodic meetings of the BAC Holders. However, meetings of the BAC Holders for any purpose may be called by the Managing General Partner and are required to be called by the Managing General Partner upon written request of the BAC Holders owning in the aggregate 20% or more of the Limited Partnership Interests.

BAC Holder Protection Provisions; BAC Holder Rights Plan

  The Partnership Agreement contains certain provisions relating to changes of control of the Partnership. In addition, the Partnership will adopt a BAC Holder Rights Plan, which provides BAC Holders with certain economic rights upon a change in control of the Partnership. The purpose of the Partnership Agreement provisions and the BAC Holder Rights Plan (together, the "BAC Holder Protection Provisions") is to encourage any persons who may seek to acquire control of the Partnership to consult first with the Managing General Partner to negotiate the terms of any proposed business combination or offer. The BAC Holder Protection Provisions are designed to reduce the vulnerability of the
Partnership to an unsolicited proposal for a takeover of the Partnership that does not have the effect of maximizing value for the BAC Holders or that is otherwise unfair or abusive to the BAC Holders, or an unsolicited proposal for the restructuring or sale of all or part of the Partnership that could have such effects.

  The BAC Holder Protection Provisions, individually and collectively, will make more difficult, and may discourage, certain types of potential acquirors from proposing a merger, tender offer or proxy contest, even if such transaction or occurrence may be favorable to the interests of the BAC Holders, and may delay or frustrate the assumption of control by a holder of a large block of the BACs or other securities of the Partnership and the removal of the General Partners, even if such removal might be beneficial to the BAC Holders. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management and the temporary fluctuations in the market price of the shares that often result from actual or considered takeover attempts.

Set forth below is a description of the provisions in the Partnership Agreement that could have an antitakeover effect and a description of the BAC Holder Rights Plan. The description is intended as a summary only and is qualified in its entirety by reference to the Partnership Agreement and the BAC Holder Rights Plan, copies of which have been filed as exhibits to this Registration Statement.

Fair Price and Control BAC Acquisition Provisions
-------------------------------------------------
  Article XII (the "Fair Price Provision") and Article XIII (the "Control BAC Acquisition Provision") of the Partnership Agreement are based on Maryland statutory provisions that provide similar protections to shareholders of Maryland corporations, modified to the extent necessary to apply to a limited partnership.

  Fair Price Provision. The Fair Price Provision in Article XII of the Partnership Agreement, in general, provides that unless either certain minimum price criteria and procedural requirements are satisfied or the transaction is approved by the Managing General Partner prior to the date (the "Determination Date") an Interested Party (as defined below) became an Interested Party, any of the transactions described in paragraphs (a) through (f) below (each, a "Business Combination") involving an Interested Party must be approved by (i) 80% in interest of all of the BAC Holders and
(ii) two-thirds in interest of the BAC Holders other than the Interested Party (together with item (i), the "Special Vote Requirements").

  A "Business Combination" includes the following transactions:

  (a) Unless the merger, consolidation or exchange of interests does not alter the contract rights of the BACs as expressly set forth in the Partnership Agreement or change or convert in whole or in part the outstanding BACs, any merger, consolidation or exchange of interests of the Partnership or any subsidiary with (A) any Interested Party or (B) any other entity (whether or not itself an Interested Party) which is, or after the merger, consolidation or exchange of interests would be, an affiliate of an Interested Party that was an Interested Party prior to the transaction;

  (b) Any sale, lease, transfer or other disposition, other than in the ordinary course of business, in one transaction or a series of transactions in any 12-month period, to any Interested Party or any affiliate of any Interested Party (other than the Partnership or any of its subsidiaries) of any assets of the Partnership or any subsidiary having, measured as of the effective date of such transaction or transactions, an aggregate book value as of the end of the Partnership's most recently ended fiscal quarter of 10% or more of the total market value of the outstanding BACs or of its net worth as of the end of its most recently ended fiscal quarter;

  (c) The issuance or transfer by the Partnership or any subsidiary, in one transaction or a series of transactions, of any BACs or any equity securities of a subsidiary which have an aggregate market value of 5% or more of the total market value of the outstanding BACs to any Interested Party or any affiliate of any Interested Party (other than the Partnership or any of its subsidiaries) except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all BAC Holders or any other method affording substantially proportionate treatment to the BAC Holders;

  (d) The adoption of any plan or proposal for the liquidation or dissolution of the Partnership in which anything other than cash will be received by an Interested Party or any affiliate of any Interested Party;

  (e) Any reclassification of securities or recapitalization of the Partnership, or any merger, consolidation or exchange of interests of the Partnership with any of its subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by 5% or more of the total number of outstanding BACs, the proportionate amount of the outstanding BACs or the outstanding number of any class of equity securities of any subsidiary which is directly or indirectly owned by any Interested Party or any affiliate of any Interested Party; or

  (f) The receipt by any Interested Party or any affiliate of any Interested Party (other than the Partnership or any of its subsidiaries) of the benefit, directly or indirectly (except proportionately as a BAC Holder), of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by the Partnership or any of its subsidiaries.

  An "Interested Party" is defined as any person (other than the Partnership or any subsidiary of the Partnership) that: (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding BACs; or (ii) is an affiliate or associate of the Partnership and at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding BACs.

  The effect of the Special Vote Requirements is to place a veto power over certain transactions in the hands of the BAC Holders other than an Interested Party. Thus, the more BACs which are owned by the Interested Party in a transaction, the fewer BACs will be required to exercise that veto power. The Managing General Partner is not aware of any person who will be an Interested Party immediately following the Distribution.

  The Special Vote Requirements will not be applicable if (i) the Business Combination is approved by the Managing General Partner prior to the Determination Date or (ii) the minimum price and procedural requirements described in paragraphs (a) and (b) below have been met.

  (a) Minimum Price Requirements. In a Business Combination involving cash or other consideration being paid to the BAC Holders, the consideration would be required to be either in cash or in the same form as the Interested Party paid in acquiring the largest number of BACs that it has acquired in any one transaction or series of related transactions. In addition, the transaction constituting the Business Combination must provide for payment of consideration per BAC at least equal to the highest of the following: (i) the highest per BAC price paid by the Interested Party for any of the BACs acquired by it (A) within the five-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (B) within the five-year period immediately before the Determination Date; (ii) the highest preferential amount per BAC to which the holders of the BACs of such class or series are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership; (iii) the fair market value per BAC on the Announcement Date or the Determination Date, whichever is higher; or (iv) the price per BAC equal to the fair market value per BAC on the Announcement Date or on the Determination Date, whichever is higher, multiplied by a fraction equal to (A) the highest per BAC price paid by the Interested Party for any the BACs acquired by it within the five-year period immediately prior to the Announcement Date over (B) the fair market value per BAC on the first day in such five-year period on which the Interested Party acquired any of the BACs.

  For purposes of the Fair Price Provision, the fair market value of the BACs on the Announcement Date or the Determination Date would be the highest closing sale price during the 30-day period immediately preceding the date in question of a BAC on the composite tape for New York Stock Exchange-listed stocks, or, if the BACs are not quoted on the composite tape, on the New York Stock Exchange, or, if the BACs are not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the BACs are listed, or, if the BACs are not listed on any such exchange, the highest closing bid quotation with respect to a BAC during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. automated quotations system or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a BAC as determined by the Managing General Partner in good faith.

  The  Interested  Party  would  be  required to meet  the  minimum price requirements with respect to each class or series of the BACs, whether or not the Interested Party owned shares of that class or series prior to proposing the Business Combination. If the minimum price criteria and procedural requirements (discussed below) were not met with respect to each class or series of BACs, the Special Vote Requirements would be applicable unless the Business Combination were approved by the Managing General Partner prior to the Determination Date. If the transaction is not of a type which involves the receipt of any cash, securities or other consideration by BAC Holders generally, such as a sale of assets or an issuance of partnership interests to an Interested Party, the minimum price requirements discussed above could not be met and the Special Vote Requirements would be applicable unless the transaction were approved by the Managing General Partner prior to the Determination Date.

  (b) Procedural Requirements. Under the Fair Price Provision, in order to avoid the Special Vote Requirements, after an
Interested Party becomes an Interested Party it would have to comply with the procedural requirements, as well as the minimum price criteria, unless the Business Combination is approved by the Managing General Partner prior to the Determination Date.

  The Fair Price Provision provides that the Special Vote Requirements apply (unless the Managing General Partner approves the Business Combination prior to the Determination Date) if the Partnership, after the Interested Party has proposed a Business Combination and prior to consummation of such Business Combination, fails to pay in a timely manner the full amount of any distributions on any BACs then outstanding or other securities of the Partnership, fails to increase the annual rate of distributions made with respect to any partnership interests to reflect any reclassification, recapitalization, reorganization or similar transaction which has the effect of reducing the number of outstanding BACs or reduces the annual rate of distributions paid on such BACs, unless such failures or reduction are approved by the Managing General Partner. This provision is designed to prevent an Interested Party who controls the necessary voting power from attempting to depress the market price of the BACs prior to consummating a Business Combination by reducing distributions thereon and thereby reducing the consideration required to be paid pursuant to the minimum price criteria.

  The Special Vote Requirements also apply to a proposed Business Combination (unless the Managing General Partner approves the Business Combination prior to the Determination Date) if the Interested Party acquired any additional BACs (except as part of the transaction in which it became an Interested Party or by virtue of proportionate BAC splits or distributions) in any transaction subsequent to the time it proposes a Business Combination. This provision is intended to prevent an Interested Party from purchasing additional BACs at prices that are lower than those set by the minimum price criteria after it proposes a Business Combination.

  Advantages and Disadvantages of the Fair Price Provision. A number of publicly held limited partnerships recently have been the subject of tender offers for, or other acquisitions of, substantial positions in their limited partnership interests. As previously discussed, the Fair Price Provision is designed to prevent certain of the potential inequities of Business Combinations that involve two or more steps by requiring that in order to complete a Business Combination that is not approved by the Managing General Partner, an Interested Party must either acquire (or assure itself of obtaining the affirmative votes of) at least two-thirds in interest of the BAC Holders prior to the vote on the Business Combination, or be prepared to meet the minimum price criteria and procedural requirements. The Fair Price Provision also is designed to protect those BAC Holders who have not tendered or otherwise sold their BACs to a third party who is attempting to acquire control by helping to assure that at least the same price and form is paid to such BAC Holders in a Business Combination as were paid to BAC Holders in the initial step of the acquisition. In the absence of these changes, an Interested Party who acquires control of the Partnership could subsequently, by virtue of such control, force minority BAC Holders to sell or exchange their BACs at a price that may not reflect any premium the Interested Party may have paid in order to acquire its interest. Such a price could be lower than the price paid by the Interested Party in acquiring control and could also be in a less desirable form of consideration (e.g., equity or debt securities of the Interested Party instead of cash).

  In many situations, the minimum price criteria and procedural requirements would require that an Interested Party pay BAC Holders a higher price for their BACs and/or structure the transaction differently from what would be the case without the provision. Accordingly, the Managing General Partner believes that, to the extent a Business Combination were involved as part of a plan to acquire control of the Partnership, the Fair Price Provision may increase the likelihood that an Interested Party would negotiate directly with the Managing General Partner. The Managing General Partner believes that it is in a better position than individual BAC Holders of the Partnership to negotiate effectively on behalf of all BAC Holders in that the Managing General Partner is likely to be more knowledgeable than most individual BAC Holders in assessing the business and prospects of the Partnership.
Therefore, the Managing General Partner is of the view that negotiations between the Managing General Partner and an Interested Party would increase the likelihood that BAC Holders in general would receive a higher price for their BACs than otherwise might be obtained.

  Although some substantial acquisitions of equity securities are made without the objective of effecting a subsequent business combination, in many cases a purchaser acquiring control desires to have the option to consummate such a business combination. Assuming that to be the case, the Fair Price Provision would tend to deter a potential purchaser whose objective is to seek control of the Partnership at a relatively low price, since acquiring the remaining equity interest would not be assured unless the minimum price criteria and procedural requirements were satisfied or the Managing General Partner were to approve the transaction. The Fair Price Provision also should help to deter the accumulation of large blocks of the BACs, which the Managing General Partner believes to be potentially disruptive to the stability of the Partnership and which could precipitate a change of control of the Partnership on terms unfavorable to other BAC Holders.

  Tender offers or other non-open market acquisitions of equity securities usually are made at prices above their prevailing market price. In addition, acquisitions of equity securities by persons attempting to acquire control through market purchases may cause the market price of the securities to reach levels that are higher than might otherwise be the case. The presence of the Fair Price Provision may deter such purchases, particularly those of less than all the BACs, and therefore may deprive the Partnership's BAC
Holders of an opportunity to sell their BACs at a temporarily higher market price. Because of the Special Vote Requirements for approval of any subsequent Business Combination and the possibility of having to pay a price to other BAC Holders in such a Business Combination that is not less than the price paid for its initial holdings, the Fair Price Provision may make it more costly for a third party to acquire control of the Partnership. It should be noted that the provisions of the Fair Price Provision would not necessarily deter persons who might be willing to seek control by acquiring a substantial portion of the BACs when they have no intention of acquiring the remaining BACs.

  In certain cases, the Fair Price Provision's minimum price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value. In addition, an Interested Party may be unable, as a practical matter, to comply with all of the procedural requirements. In these circumstances, unless an Interested Party were willing to purchase a sufficient number of the BACs to meet the Special Voting Requirements, it would be forced either to negotiate with the Managing General Partner and offer terms acceptable to the Managing General Partner or to abandon such proposed Business Combination.

  Control BAC Acquisition Provision. The Control BAC Acquisition Provision in Article XIII of the Partnership Agreement, in general, provides that any person or entity that acquires one-fifth or more of the outstanding BACs acquires voting rights with respect to the acquired BACs only to the extent approved by the affirmative vote of two-thirds in interest of the BAC Holders, but excluding any votes cast with respect to BACs in respect of which the acquiror is entitled to exercise or direct the exercise of the voting power.

   The Control BAC Acquisition Provision provides that a person or entity acquires "Control BACs" whenever it acquires BACs that, but for the operation of the Control BAC Acquisition Provision, would bring its voting power within any of the following ranges:
(i) one-fifth to one-third, (ii) one-third to a majority and (iii) a majority or more. A "Control BAC Acquisition" generally means the acquisition of BACs that would entitle the acquiring person immediately after the acquisition to exercise or direct the exercise of the voting power of BACs within one of these ranges of voting power. Excepted from the definition of Control BAC
Acquisition is an acquisition of BACs from any person whose previous acquisition of BACs was pursuant to the laws of descent or distribution, the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the Control BAC Acquisition Provision or a merger, consolidation or exchange of interests if the Partnership is a party thereto. In general, a Control BAC Acquisition does not include the acquisition of BACs in good faith and not for the purpose of circumventing the Control BAC Acquisition Provision by or from any person whose voting rights have previously been authorized by the BAC Holders in compliance with the Control BAC Acquisition Provision or any person whose previous acquisition of the BACs would have constituted a Control BAC Acquisition but for the exclusions in the preceding sentence.

  Voting Rights of Control BACs. Under the Control BAC Acquisition Provision, a person or entity that acquires Control BACs pursuant to a Control BAC Acquisition acquires voting rights with respect to those Control BACs only to the extent approved by the affirmative vote of two-thirds in interest of the BAC Holders, but excluding any votes cast with respect to BACs in respect of which the acquiror is entitled to exercise or direct the exercise of the voting power.

  The acquiror may require the Partnership to hold a meeting of the BAC Holders for the purpose of considering the status of its voting rights by complying with the requirements of the Partnership Agreement. The acquiror must deliver to the Partnership an acquiring person statement, which must set forth, among other things, the terms of the proposed acquisition and representations that the proposed Control BAC Acquisition, if consummated, would not be contrary to law, and that the acquiror has the financial capacity to make such acquisition. If the acquiror so requests at the time of delivery of the acquiring person statement, and gives a written undertaking to pay the expenses of a meeting, the Managing General Partner is required to call and hold, within 50 days after receipt of the acquiring person statement, a special meeting of the BAC Holders to consider the voting rights to be accorded the BACs to be acquired in the Control BAC Acquisition. In connection with calling the meeting, the Partnership must send a notice to the BAC Holders which includes or is accompanied by both the acquiring person statement and a statement by the Managing General Partner setting forth its position or recommendation, or stating that it is taking no position or making no recommendation, with respect to the issue of voting rights to be accorded the BACs acquired in the Control BAC Acquisition.

  Redemption of Control BACs. If an acquiring person statement has been delivered on or before the tenth day after the Control BAC Acquisition and the BAC Holders do not vote to approve voting rights to the Control BACs, the Partnership may redeem the Control BACs from the acquiror at any time during the 60-day period commencing on the day of a meeting at which the voting rights of the Control BACs were considered and not approved. If the acquiror fails to deliver an acquiring person statement on or before the tenth day after the Control BAC Acquisition, the Partnership may redeem the Control BACs (except Control BACs for which voting rights have been restored) at any time during the period commencing on the 11th day after the Control BAC Acquisition and ending 60 days after the acquiror's last acquisition of Control BACs. Any redemption of Control BACs shall be at the fair value of the Control BACs as of the date of the last acquisition of Control BACs by the acquiror or, if a meeting is held to consider the voting rights of the Control BACs, as of the date of the meeting and without regard to the absence of voting rights for the Control BACs.

  Advantages and Disadvantages of the Control BAC Acquisition Provision. The provisions of the Control BAC Acquisition Provision will permit the BAC Holders to review, on a collective basis, the merits of a proposed acquisition of control of the Partnership without the time pressure and coercive atmosphere often present with tender offers and other unnegotiated transactions. Although a change of control may in certain circumstances be beneficial to security holders, the Control BAC Acquisition Provision is intended to provide the BAC Holders with the continued ability to make a reasoned, thoughtful decision on proposed acquisitions of significant voting power. It also may enhance the Partnership's bargaining power with a potential acquiror.

  The Control BAC Acquisition Provision also may make it more difficult or costly for another party to acquire significant ownership in the Partnership and may make it more difficult to acquire and exercise control of the Partnership. To the extent that it has the effect of discouraging a future takeover attempt, it could prevent BAC Holders from realizing any premium over the prevailing market price that might be involved in any such transaction. The Control BAC Acquisition Provision also may discourage gradual market purchases by an acquiror, thereby depriving some BAC Holders of an opportunity to sell their BACs at a temporarily higher market price, though the provisions of the Control BAC Acquisition Provision may force an acquiror to pay a higher price for control and BAC Holders would thereby benefit. Finally, to the extent that the Control BAC Acquisition Provision enables the Partnership to resist a takeover or a change in control or removal of the General Partners, it could make it more difficult to remove the existing management of the Partnership, even if such removal would be beneficial to the BAC Holders.

Other BAC Holder Protection Provisions
--------------------------------------
  No Action by Written Consent. The Partnership Agreement provides that any action required or permitted to be taken by the BAC Holders must be effected at a meeting and may not be effected by any written consent other than a written consent at a meeting. The purpose of this provision is to prevent a potential acquiror from taking significant actions, including removal of the Managing General Partner, amending the Partnership Agreement or taking other action to effect a change of control of the Partnership without having to call a meeting, which all BAC Holders would be allowed to attend and at which they would be given the opportunity to express their views.

  Supermajority Voting. The Partnership Agreement provides that two-thirds in interest of the Partnership's BAC Holders is required to effect the following actions: (i) the sale of all or substantially all of the Partnership's assets (unless such sale is approved by the IREC and no consent of the BAC Holders or approval of the IREC is required for the sale of any property or asset securing a Mortgage Revenue Bond), (ii) dissolution of the Partnership, (iii) removal of a General Partner and election of a replacement and (iv) certain amendments to the Partnership Agreement. See "Voting Rights and Meetings" above.

BAC Holder Rights Plan
----------------------

  The Partnership intends to enter into a BAC Holder Rights Agreement (the "Rights Agreement") with a rights agent that will provide for the issuance of one right (a "Right") for each outstanding BAC to the Partnership's BAC Holders of record on a record date to be established by the Managing General Partner (the "Record Date"). Each Right will entitle the holder thereof to buy one BAC at a specified exercise price, which will be subject to adjustment.

  Set forth below is a description of the proposed terms of the BAC Holder Rights Plan.

  Distribution Date. Until the close of business on the tenth day after the earlier to occur of (i) the date a person (an "Acquiring Person") (other than the Partnership, any subsidiary of the Partnership, or any employee benefit plan of the Partnership or any subsidiary of the Partnership) alone or together with affiliates and associates, has become the beneficial owner of 5% or more of the outstanding BACs or (ii) the date of the commencement of, or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than the Partnership, any subsidiary of the Partnership, or any employee benefit plan of the Partnership or any subsidiary of the Partnership) of 10% or more of the outstanding BACs (the earlier of
(i) or (ii) being called the "Rights Distribution Date"), the Rights will be evidenced by the BACs registered in the name of the holders of the BACs and not by separate Right certificates.

  The Rights Agreement is expected to provide that, until the Rights Distribution Date, the Rights will be transferred with and only with the BACs. Until the Rights Distribution Date (or earlier termination or expiration of the Rights), the transfer of any BACs also will constitute the transfer of the Rights associated with such BACs. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights (a "Right Certificate") will be mailed to holders of record of the BACs as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on the tenth anniversary of the Record Date (the "Final Expiration Date") unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Partnership, as described below.

  Adjustments to Purchase Price. The purchase price payable (the "Exercise Price"), and the number of the BACs or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event the Partnership (i) declares or pays any distribution on the BACs payable in BACs or other securities, (ii) subdivides or splits the outstanding BACs into a greater number of interests or (iii) combines or consolidates the outstanding BACs into a smaller number of interests or effects a reverse split of the outstanding BACs.

  Exercise of Rights. In the event that on or after the Rights Distribution Date, the Partnership is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold (in one transaction or a series of transactions other than in the ordinary course of business), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Exercise Price, that number of partnership interests, common shares or other equity securities of the acquiring entity which at the time of such transaction will have a market value of two times the Exercise Price. In the event that any person, together with its affiliates and associates, becomes the beneficial owner of 5% or more of the BACs then outstanding, unless such acquisition is approved by the Managing General Partner, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof and payment of the Exercise Price, the greater of (i) the number of BACs for which such Right was exercisable immediately prior to such event or (ii) that number of BACs having a market value of two times the Exercise Price. Under no circumstances may a Right be exercised, even if an event set forth in the preceding sentence has occurred, prior to the expiration of the Partnership's right of termination.

  Redemption of Rights. At any time prior to the earlier to occur of (i) the acquisition by a person, together with its affiliates and associates of beneficial ownership of 5% or more of the outstanding BACs or (ii) the Final Expiration Date, the Managing General Partner may cause the Partnership to redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. Immediately upon any redemption of the Rights, all rights relating to the Rights (except the right to receive the redemption price for each Right), including the right to exercise the Rights, will terminate.

  Amendments.   The  terms  of  the  Rights may be amended  by  the
Managing General Partner in any manner without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person, no such amendment may adversely affect the interest of the holders of the Rights (other than Acquiring Persons).

  Effect of the Rights Plan. While the Rights will not prevent a takeover of the Partnership, the Rights may have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire the Partnership in a manner or on terms not approved by the Managing General Partner. The Rights, however, should not deter any prospective offeror willing to negotiate in good faith with the Partnership.